 THIS AMENDMENT (this “Amendment”), dated November 16th, 2016, to the Distribution Agreement, dated January 1, 2015 (the “Agreement”), is entered into by and between ALPINE EQUITY TRUST, ALPINE INCOME TRUST and ALPINE SERIES TRUST (collectively, the “Trusts”), QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor”), and ALPINE WOODS CAPITAL INVESTORS, LLC, the investment advisor to the Trusts (the “Advisor” and, together with the Trusts and the Distributor, the “Parties”).

RECITALS

WHEREAS, the Parties have entered into the Agreement; and

WHEREAS, the Parties desire to amend the fees of the Agreement; and

WHEREAS, Section 11(B) of the Agreement allows for its amendment by a written instrument executed by the Parties.

NOW, THEREFORE, the Parties agree as follows:

Exhibit B of the Agreement is replaced in its entirety by Exhibit B hereto.

Exhibit B of the Agreement is replaced in its entirety by Exhibit B hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

ALPINE EQUITY TRUST		ALPINE INCOME TRUST

By:	/s/ Arleen Baez	By:	/s/ Arleen Baez
Name:	Arleen Baez	Name:	Arleen Baez
Title:	Authorized Signatory	Title:	Authorized Signatory

ALPINE SERIES TRUST		ALPINE WOODS CAPITAL ADVISORS, LLC

By:	/s/ Arleen Baez	By:	/s/ Arleen Baez
Name:	Arleen Baez	Name:	Arleen Baez
Title:	Authorized Signatory	Title:	Chief Operating Officer

QUASAR DISTRIBUTORS, LLC

By:	/s/ James R. Schoenike
James R. Schoenike, President

 Amended Exhibit B to the Distribution Agreement

Fee Schedule

Regulatory Distribution Annual Services

Minimum annual fee:

•	$329,000 for all series of the Alpine Mutual Funds effective October 1, 2016 to June 30, 2017 (pro rata).

Annual Fee to be offset by: 1) Default Sales Charges and 2) Underwriter Concessions. If excessive concession funds remain after the offset of Quasar’s distribution fee, Quasar will make the balance available for use by the Fund for pre-approved marketing expenses only at a rate of 95% of the remaining balance. The remaining 5% will be retained by Quasar to offset Quasar expenses.

Standard Advertising Compliance Review

•	$125 per communication for the first 10 pages (minutes if audio or video); $10 /page (minute if audio or video) thereafter.
•	$125 FINRA filing fee per communication piece for the first 10 pages (minutes if audio or video); $10 /page (minute if audio or video) thereafter. FINRA filing fee subject to change. (FINRA filing fee may not apply to all communication pieces.)

Expedited Advertising Compliance Review

•	$600 for the first 10 pages (minutes if audio or video); $25 /page (minute if audio or video) thereafter, 24 hour initial turnaround
•	$600 FINRA filing fee per communication piece for the first 10 pages (minutes if audio or video); $50 /page (minute if audio or video) thereafter. FINRA filing fee subject to change. (FINRA filing fee may not apply to all communication pieces.)

Licensing of Investment Advisor’s Staff (if desired)

•	$2,800 /year per registered representative
•	Quasar sponsors the following licenses: Series 6, 7, 24, 26, 27, 63, 66
•	$3,000 /FINRA designated branch location
•	All associated FINRA and state fees for registered representatives, including license and renewal fees

Fund Fact Sheets

•	Design - $1,000 /fact sheet, includes first production
•	Production - $500 /fact sheet per production period
•	All printing costs are out-of-pocket expenses, and in addition to the design fee and production fee
•	Web sites, brochures, and other sales support materials – Project priced via Quasar proposal

Out-of-Pocket Expenses

Reasonable out-of-pocket expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of shares, including, but not limited to:

•	Typesetting, printing and distribution of Prospectuses and shareholder reports
•	Production, printing, distribution, and placement of advertising, sales literature, and materials
•	Engagement of designers, free-lance writers, and public relations firms
•	Postage, overnight delivery charges
•	FINRA registration fees (including late U5 charge if applicable)
•	Record retention (including RR email correspondence if applicable)
•	Travel, lodging, and meals

Fees are calculated pro rata and billed monthly.

B-1